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EXHIBIT 11.  EARNINGS PER SHARE


                                                   1997      1996     1995
                                                   ----     -----     ----
                                                    (DOLLARS IN THOUSANDS,
                                                    EXCEPT PER SHARE DATA)
BASIC NET INCOME PER SHARE:
Net income......................................  $8,080    $6,883   $6,292

Weighted average common shares outstanding......   5,105     4,980    4,833

BASIC NET INCOME PER SHARE......................  $ 1.58    $ 1.38   $ 1.30
                                                  ======    ======   ======
DILUTED NET INCOME PER SHARE:
Net income......................................  $8,080    $6,883   $6,292
Stock and stock equivalents (average shares):
 Weighted average common shares outstanding.....   5,105     4,980    4,833
 Stock options (a)..............................     142       108       71
                                                  ------    ------   ------
Total stock and stock equivalents...............   5,247     5,088    4,904

DILUTED NET INCOME PER SHARE....................  $ 1.54    $ 1.35   $ 1.28
                                                  ======    ======   ======

----------------------------
(a) Shares were assumed to be repurchased at the average stock prices for the years ended December 31, 1997, 1996 and 1995.


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